EX-99.23(i)


April 20, 2007



Board of Managers
JNLNY Variable Fund I LLC
One Corporate Way
Lansing, MI 48951

         Re:      Opinion of Counsel - JNLNY Variable Fund I LLC

Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 15 to a Registration Statement on Form N-1A with respect to JNLNY Variable Fund I LLC.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1.   JNLNY  Variable  Fund  I  LLC  ("Fund")  is  an  open-end   management
          investment company.

     2.   The Fund is created and  validly  existing  pursuant  to the  Delaware
          Laws.

     3. All of the prescribed Fund procedures for the issuance of the interests have been followed, and, when such interests are issued in accordance with the Prospectus contained in the Registration Statement for such interests, all state requirements relating to such Fund interests will have been complied with.

     4. Upon the acceptance of purchase payments made by interest holders in accordance with the Prospectus contained in the Registration Statement, such interest holders will have legally-issued, fully paid, non-assessable interests of the Fund.

You may use this opinion letter, or a copy thereof, as an exhibit to the Post-Effective Amendment to the Registration Statement.

Sincerely,

/s/ Susan S. Rhee

Susan S. Rhee
Secretary
JNLNY Variable Fund I LLC